Exhibit 99.1

Heron Therapeutics Announces Restructuring and Cost Reduction Plan to Address Market Dynamics and Prepare for Long-Term Sustainability

- Changes result in annualized cost savings of $43M, extending the cash runway; Company is continuing to reduce external spend -

- Reduces organization headcount by 34% -

- Priorities remain on commercial growth for both the Acute Care and Oncology Care franchises -

SAN DIEGO, June 30, 2022 /PRNewswire/ -- Heron Therapeutics, Inc. (Nasdaq: HRTX), a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care, today announced a corporate restructuring and cost reduction plan to address the current market dynamics and prepare the company for long-term sustainability. The Company expects these actions will result in annualized cost savings of $43 million and will enable Heron to maintain a streamlined organization to support its acute care and oncology care franchises and extend its cash runway.

“To address the current market realities and the macro headwinds facing many commercial-stage biotechnology companies, we are enacting critical plans to protect Heron’s long-term sustainability and growth plans. This restructuring and cost reduction plan is expected to support our operations, with ongoing business development activities intended to provide the resources to further extend the runway,” said Barry Quart, Pharm.D., Chairman and Chief Executive Officer of Heron. “We continue to have tremendous confidence in ZYNRELEF® and our oncology care franchise products, CINVANTI® and SUSTOL®, with increased sales across both franchises in the second quarter compared to the first quarter of this year. Our commercial team is continuing to focus on accelerating the usage of ZYNRELEF and growing demand unit sales of our oncology care products. Our research and development team is continuing to focus on the label expansion for ZYNRELEF in the U.S. and continuing to work towards approval of HTX-019 for postoperative nausea and vomiting (PONV) with the U.S. Food and Drug Administration (FDA).”

The Company’s restructuring and cost reduction plan includes the following:

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Workforce reduction: The majority of the cost savings will result from a significant workforce reduction across the Company’s research and development organization, with approximately 70% of the total employee reductions coming from research and development. The remaining research and development team will support the label expansion for ZYNRELEF, and the HTX-019 new drug application for PONV. In total, these actions will result in a reduction of the total company employee base by 34%.

•	Streamlined operational expenditures: Includes reductions and reallocations in overall sales, general and administrative (SG&A) expenses, as well as savings related to reduced external spend.

Dr. Quart continued, “These restructuring and cost reduction actions, while difficult, are necessary to address the challenging operating landscape and better position Heron to improve the lives of patients while creating long-term value for shareholders. On behalf of the Board of Directors, I would like to recognize our valued colleagues who are departing Heron. We are extremely grateful for their contributions and dedication that have enabled us to deliver three important drugs in the last five years that help patients, with another expected soon. These accomplishments are truly remarkable, and we look forward to continuing to execute on our multi-franchise strategy with the team in place.”

About ZYNRELEF® for Postoperative Pain

ZYNRELEF is the first and only dual-acting local anesthetic that delivers a fixed-dose combination of the local anesthetic bupivacaine and a low dose of nonsteroidal anti-inflammatory drug meloxicam. ZYNRELEF is the first and only extended-release local anesthetic to demonstrate in Phase 3 studies significantly reduced pain and significantly increased proportion of patients requiring no opioids through the first 72 hours following surgery compared to bupivacaine solution, the current standard-of-care local anesthetic for postoperative pain control. ZYNRELEF was initially approved by the FDA in May 2021 for use in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after bunionectomy, open inguinal herniorrhaphy and total knee arthroplasty. In December 2021, the FDA approved an expansion of ZYNRELEF’s indication. ZYNRELEF is now indicated in the U.S. in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after foot and ankle, small-to-medium open abdominal, and lower extremity total joint arthroplasty surgical procedures. Safety and efficacy have not been established in highly vascular surgeries, such as intrathoracic, large multilevel spinal, and head and neck procedures. In September 2020, the European Commission granted a marketing authorization for ZYNRELEF for the treatment of somatic postoperative pain from small- to medium-sized surgical wounds in adults. As of January 1, 2021, ZYNRELEF is approved in 31 European countries including the countries of the European Union and European Economic Area and the United Kingdom. In March 2022, Health Canada issued a Notice of Compliance for ZYNRELEF for instillation into the surgical wound for postoperative analgesia after bunionectomy, open inguinal herniorrhaphy, and total knee arthroplasty surgical procedures.

Please see full prescribing information, including Boxed Warning, at www.ZYNRELEF.com.

About HTX-019 for PONV

HTX-019 is an IV injectable emulsion formulation designed to directly deliver aprepitant, the active ingredient in EMEND® (aprepitant) capsules, which is the only substance P/neurokinin-1 (NK1) receptor antagonist (RA) to be approved in the U.S. for the prevention of PONV in adults. The FDA-approved dose of oral EMEND is 40 mg for PONV prevention, which is given within 3 hours prior to induction of anesthesia for surgery. In a Phase 1 clinical trial, 32 mg of HTX-019 as a 30-second IV injection was demonstrated to be bioequivalent to oral aprepitant 40 mg. The new drug application (NDA) for HTX-019 for PONV was submitted in November 2021 and the FDA set a PDUFA goal date of September 17, 2022.

About CINVANTI for Chemotherapy Induced Nausea and Vomiting (CINV) Prevention

CINVANTI, in combination with other antiemetic agents, is indicated in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of highly emetogenic cancer chemotherapy (HEC) including high-dose cisplatin as a single-dose regimen, delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy (MEC) as a single-dose regimen, and nausea and vomiting associated with initial and repeat courses of MEC as a 3-day regimen. CINVANTI is an IV formulation of aprepitant, an NK1 RA. CINVANTI is the first IV formulation to directly deliver aprepitant, the active ingredient in EMEND® capsules. Aprepitant (including its prodrug, fosaprepitant) is the only single-agent NK1 RA to significantly reduce nausea and vomiting in both the acute phase (0–24 hours after chemotherapy) and the delayed phase (24–120 hours after chemotherapy). The FDA-approved dosing administration included in the U.S. prescribing information for CINVANTI include 100 mg or 130 mg administered as a 30-minute IV infusion or a 2-minute IV injection.

Please see full prescribing information at www.CINVANTI.com.

About SUSTOL for CINV Prevention

SUSTOL is indicated in combination with other antiemetics in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic chemotherapy (MEC) or anthracycline and cyclophosphamide (AC) combination chemotherapy regimens. SUSTOL is an extended-release, injectable 5-hydroxytryptamine type 3 RA that utilizes Heron’s Biochronomer® drug delivery technology to maintain therapeutic levels of granisetron for ≥5 days. The SUSTOL global Phase 3 development program was comprised of two, large, guideline-based clinical studies that evaluated SUSTOL’s efficacy and safety in more than 2,000 patients with cancer. SUSTOL’s efficacy in preventing nausea and vomiting was evaluated in both the acute phase (0–24 hours after chemotherapy) and delayed phase (24–120 hours after chemotherapy).

Please see full prescribing information at www.SUSTOL.com.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management's expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the timing and results of studies for the further expansion of the U.S. label for ZYNRELEF; the potential market opportunities for ZYNRELEF in the U.S., Europe and Canada; the timing of the NDA review process for HTX-019 and whether the FDA approves HTX-019; the 2022 second quarter net product sales for the oncology care franchise; the 2022 second quarter net product sales for ZYNRELEF; the expected future balances of Heron’s cash, cash equivalents and short-term investments; the expected duration over which Heron’s cash, cash equivalents and short-term investments balances will fund its operations; the extent of the impact of the ongoing Coronavirus Disease 2019 pandemic on our business; and other risks and uncertainties identified in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

David Szekeres

Executive Vice President, Chief Operating Officer

Heron Therapeutics, Inc.

dszekeres@herontx.com

858-251-4447

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